Prospectus Supplement No. 2, dated September 8, 2000,         Rule 424(c)
to Prospectus, dated June 30, 2000.                           File No. 333-33242



                          ALLIANCE PHARMACEUTICAL CORP.

                                  COMMON STOCK
                                  ------------


          This prospectus supplement relates to the public offering of shares of our common stock by the selling shareholders named in the prospectus referenced above.

          The Selling Shareholder Table in the prospectus referenced above is hereby amended. Portions of the warrant to purchase 760,000 shares of common stock, dated June 10, 1999, owned by Roth Capital Partners, one of the selling shareholders, has been transferred. The warrant is now owned as follows:


                             NUMBER OF SHARES
                             OF COMMON STOCK     NUMBER OF SHARES OF    NUMBER OF SHARES OF COMMON
                              BENEFICIALLY       COMMON STOCK TO BE      STOCK BENEFICIALLY OWNED         ACQUISITION OF COMMON
                             OWNED BEFORE         OFFERED BY THIS         AFTER THE OFFERING(2)           STOCK OFFERED BY THIS
SELLING SHAREHOLDERS         OFFERING(1)            PROSPECTUS                                                 PROSPECTUS
                                                                            NUMBER       PERCENTAGE
Roth Capital Partners          639,273               639,273                  -0-             -0-         Represents 639,273 shares
                                                                                                          of common stock
                                                                                                          underlying a warrant,
                                                                                                          dated June 10, 1999,
                                                                                                          exercisable at $3.675 per
                                                                                                          share.

Jan A. Dekker                  332,883               173,333                  159,550          *          Represents 117,911 shares
                                                                                                          of common stock
                                                                                                          underlying a warrant,
                                                                                                          dated June 10, 1999,
                                                                                                          exercisable at $3.675 per
                                                                                                          share and 55,422 shares
                                                                                                          of common stock
                                                                                                          underlying a warrant,
                                                                                                          dated July 2, 1999,
                                                                                                          exercisable at $2.95 per
                                                                                                          share.

Gregory Huston                  19,000                 2,000                  17,000           *          Represents 2,000 shares of
                                                                                                          common stock underlying a
                                                                                                          warrant, dated June 10,
                                                                                                          1999, exercisable at
                                                                                                          $3.675 per share

Barry Pearl                      2,116                   816                   1,300          *           Represents 816 shares of
                                                                                                          common stock underlying a
                                                                                                          warrant, dated June 10,
                                                                                                          1999, exercisable at
                                                                                                          $3.675 per share

*    Indicates ownership of less than 1% of outstanding shares

(1) Includes the shares of common stock underlying the warrants, 5% subordinated convertible debentures, 6% subordinated convertible notes and Series D Preferred Stock being offered by this prospectus.

(2) based on 50,384,120 shares of Alliance's common stock outstanding and which number assumes the sale of all the shares of common stock registered under this prospectus to persons who are not affiliates of the selling shareholders.